Exhibit 99.1
Superconductor Technologies Announces $11.26 Million Registered Direct Offering
SANTA BARBARA, Calif., June 23, 2009 — Superconductor Technologies Inc. (Nasdaq: SCON) (“STI”), a leading provider of advanced wireless solutions, innovative adaptive filtering, and world class cryogenic products for commercial and government applications, announced that certain U.S.-based institutional investors have agreed to invest $11.26 million in cash to purchase 3,752,005 million shares of STI Common Stock. STI expects to use the approximately $10.58 million in net proceeds for general working capital purposes. The closing of the offering is scheduled to occur on or around June 23, 2009. MDB Capital Group LLC acted as the sole placement agent for the offering.
A shelf registration statement relating to the securities STI intends to sell has previously been declared effective by the Securities and Exchange Commission (“SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Copies of the base prospectus and the prospectus supplement for this offering may be obtained, when available, at the SEC’s website at www.sec.gov or from MDB Capital Group LLC at 401 Wilshire Blvd. Santa Monica, CA 90401 or by request via www.mdb.com
About Superconductor Technologies Inc. (STI)
STI, headquartered in Santa Barbara, California, has been a world leader in high temperature superconducting materials since 1987, developing more than 100 patents as well as proprietary trade secrets and manufacturing know how. STI has been providing innovative interference elimination solutions to the commercial wireless industry for more than a decade and is now pursuing emerging opportunities in the electrical grid and in equipment platforms that utilize electrical circuits. For more information about STI, please visit www.suptech.com.
Contact
Lippert / Heilshorn & Associates
Investor Relations
Cathy Mattison
+1-415-433-3777
invest@suptech.com
Forward-Looking Statements
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including without limitation, the risk that this offering will not close. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: fluctuations in product demand from quarter to quarter which can be significant; the need for additional capital depending on unpredictable cash flow; STI’s ability to diversify its concentrated customer base; the impact of competitive filter products technologies and pricing; unanticipated decreases in the capital spending of wireless network operators; and manufacturing capacity constraints and difficulties.
Forward-looking statements can be affected by many other factors, including, those described in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of STI’s Annual Report on Form 10-K for 2008 and in STI’s other public filings. These documents are available online at STI’s website, www.suptech.com, or through the SEC’s website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.